Exhibit 99.1

KBS Real Estate Investment Trust

Announces $93 Million Acquisition of

The Plaza in Clayton, near St. Louis, Missouri

St. Louis area high rise is the third asset acquired

by the publicly offered, non-traded REIT

Newport Beach, CA – October 3, 2006 – KBS Real Estate Investment Trust (KBS REIT) announced today that it has acquired The Plaza in Clayton, a 325,172-square-foot office building for $93,280,945. The purchase marks the third overall asset and the second real estate asset for KBS REIT, a publicly offered, non-traded real estate investment trust.

“Due to the stability of this property’s in-place rental stream, the prime locational benefits and the financial strength of a high profile tenancy, we anticipate strong core investment returns,” said Charles Schreiber, Chief Executive Officer and Chairman of KBS REIT. Brian Nagle of Cushman & Wakefield of Chicago along with Chris Fox of their St. Louis based affiliate Gateway Commercial represented the seller in the transaction. “The purchase of this asset was a complex transaction and Brian Nagle and Chris Fox each did a great job of moving the process forward,” commented KBS Senior Vice President, Bill Rogalla.

The 16-story tower at 190 Carondelet Plaza in Clayton, Missouri was completed in 2001 and is currently 97 percent leased to such tenants as law firm Husch & Eppenberger, LLC; accounting firm Ernst & Young; MetLife, a provider of insurance and other financial services; and Northern Trust, a private banking, asset management and asset servicing firm. The Plaza in Clayton offers tenants access to the I-64 and I-170 highways. With the recent expansion of St. Louis’ light-rail MetroLink, a new station will be one block from the building at the intersection of Forsyth Boulevard and Forest Park Parkway. This station will also provide access to both downtown St. Louis and the St. Louis International Airport.

KBS REIT seeks to allocate approximately 70 percent of invested capital to traditional core real estate while the remaining 30 percent may be allocated to value-added properties and potentially higher yielding structured debt products such as mezzanine loans.

About KBS REIT

KBS REIT was formed by Peter Bren, President, Charles Schreiber, Chief Executive Officer and Chairman, Peter McMillan, Executive Vice President and Treasurer and Keith Hall, Executive Vice President. For more information, visit www.kbsreit.com.

KBS Companies

Headquartered in Newport Beach, California, KBS Capital Markets Group (www.kbs-cmg.com) is the dealer manager for KBS REIT. KBS Capital Advisors is the advisor for KBS REIT. Both companies are affiliates of KBS Realty Advisors, a real estate investment firm that has invested or managed more than $6.0 billion since the company’s inception in 1992. KBS Realty Advisors (www.kbsrealty.com) was founded and is operated by Peter Bren, president and chairman, and Charles J. Schreiber, CEO. KBS has offices in Newport Beach, San Francisco, Chicago, Boston, Dallas, New York, Washington, DC and Los Angeles.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding KBS REIT’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by means of a prospectus. To obtain a prospectus, please contact your investment professional or KBS Capital Markets Group, LLC at 660 Newport Center Drive, Suite 1200, Newport Beach, CA 92660 (866-KBS-4CMG).